SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) Securities

Exchange Act of 1934

Filed by the Registrant	☐
Filed by a party other than the Registrant	☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

AMERICAN REPUBLIC REALTY FUND I

(Name of Registrant as Specified in Its Charter)

Everest Management, LLC

And

Everest Properties II, LLC

And

Millenium Management, LLC

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transactions applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.)
(4) Proposed maximum aggregate value of transaction:
(5) Total Fee paid:
☐	Fee paid previously with preliminary materials
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount previously paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing party:
(4) Date filed:

EXPLANATORY NOTE

This DFAN 14-A is being filed to provide the information to be presented by Everest Properties, Inc., one of the filing parties, in a phone campaign by its employees to be directed at the limited partners of the Registrant. This phone campaign will seek the approval of the Registrant’s limited partners of the items on the proxy statement filed by filing parties with the Securities and Exchange Commission on October 24, 2006.

AMERICAN REPUBLIC REALTY FUND I

Phone Campaign

We are seeking the approval of the limited partners of American Republic Realty Fund I, to remove the current general partner and to simultaneously elect Millenium Management, LLC, as the new general partner.

Limited partners are voting on two separate issues: - we need them to vote on both

1)	Removal of the current GP (Robert J. Werra)
2)	Election of Millenium as new GP

________________________________________________________________________________

Phone Calls:

Hi, my name is ____________ and I am calling from Everest Properties regarding your limited partnership investment in American Republic Realty Fund I. I wanted to take a brief moment to talk about the proxy materials you recently received and answer any questions that you may have.

Everest is seeking to replace the current general partner because:

1.	Everest operates apartment buildings in the same two markets as the partnership’s properties and pays significantly less in management fees than the partnership currently pays.
2.

The current general partner has a conflict of interest because he owns 83% of the management company which receives fees for managing the partnerships properties. Everest hires independent management companies and therefore does not have the same conflict of interest.

3.

The partnership agreement provides that the current general partner is entitled to a commission on the sale of the real estate ... Everest has promised to waive the commission ... the current general partner has not.

4.	The partnership has been very vague with regard to the Florida property, they have not stated whether or not they intend to sell.

We would like to encourage you to vote – please return the yellow consent form and vote FOR the removal of the current general partner and FOR Millenium as the new general partner.

________________________________________________________________________________

Who is Everest & Why do you want to become the new GP?

Everest Properties, is a private real estate investment banking company that specializes in the acquisition of real estate limited partnership interests. Everest and its affiliates have substantial experience in investing in and managing both limited partnerships and apartment properties.

Everest’s affiliates own and/or operate over 3500 apartment units held in various limited partnerships in fourteen states, including properties in the Jacksonville and Dallas markets.

We believe our affiliate, Millenium Management would be an excellent replacement for the current general partner. We hire outside, unaffiliated managers to manage the other properties for which we are general partner – we are confident that we can reduce the current fee by over $50,000 per year.

We believe we will CONSIDERABLY reduce management fees & expenses. The current GP is charging a 5% mgmt. fee (in excess of $150,000 per year) & owns 83% of the mgmt company that manages the partnerships properties – we believe this is a conflict of interest. We are paying a 3% management fee for properties in the same cities.

Everest is the largest limited partner - owning 31% of the units outstanding – we believe that because we are the largest partner we will be more likely to act in the best interest of all limited partners –

** additional points: **

Everest/Millenium anticipates providing the following benefits which should have a direct impact on the value of your partnership units:

•	Reduced Management Fees and Expenses.

•	Anticipated $50,000 annual cost savings

•	Hiring Independent Managers to Reduce Conflicts of Interest.

•	The current GP has no incentive to reduce fees – he owns 83% of “Univesco”, the mgmt company.

•	Better Aligning the General Partner’s Interests with those of the Limited Partners

•	We are the largest partner – we want the highest possible return on our investment

•	Waiving Real Estate Acquisition Fees and Commissions.

•	Per the pship agmt the current GP may get real estate commissions of 3% of the sale price – Millenium will waive all fees which equals higher net proceeds to you.

•	Decreasing Administrative Costs

•	We believe that operating costs are as much as $150,000 higher than they should be based on our experience in the same two markets in which the pship operates.

•	Filing Claims to Recover Lost Value

•	We believe that the current GP has overcharged the pship – if warranted, Millenium will pursue claims for repayment from the former GP of excessive fees.

Statistics:

•	The Partnership was formed in 1983 & is not required to terminate until Dec. 31, 2012
•	Original limited partners paid $1,000 and have received $75 to date in distributions.
•	There are 625 lp’s owning 11,000 units
•	The Pship originally acquired 4 properties – 1 apt. bldg. was sold in 1988 & the commercial bldg. was lost to foreclosure in 1988.